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                                                                 Exhibit 3.(iii)

                                                                         [STAMP]
                                                                     [ILLEGIBLE]

                            CERTIFICATE OF AMENDMENT

                          OF ARTICLES OF INCORPORATION

                                       OF

                            CENTAUR BIORESEARCH, INC.

        I, the undersigned, Robert Knight, President and Secretary of Centaur Bioresearch, Inc. (the "Corporation") do hereby certify:

        That the Board of Directors of the Corporation, at a meeting duly convened, held on 18th day of May, 2001 adopted a resolution to amend the Articles of Incorporation of the Corporation as follows:

        Article IV is hereby amended to read in its entirety, as follows:

                                   ARTICLE IV

        The total number of shares of stock which the Corporation shall be authorized to issue shall be two hundred million, which shall consist of (i) one hundred fifty million shares (150,000,000) of common stock, $.00l par value per share (the "COMMON STOCK"); and (ii) fifty million shares (50,000,000) of preferred stock, $.00l par value per share (the "PREFERRED STOCK").

        A.      Rights and Powers of Common Stock.

                1. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares Common Stock outstanding at the time of such payment.

                2. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the General Corporation Law of the State of Nevada, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

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                3.      Each holder of shares of Common Stock shall be entitled
to one vote for each share of such Common Stock held by such holder, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Common Stock, other than as specifically provided in the Corporation's Certificate of Incorporation as it may be amended, or any resolutions adopted by the Board of Directors pursuant thereto, with respect to the Preferred Stock.

        B. Rights and Powers of Preferred Stock. Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of Preferred Stock and in connection therewith to fix by resolution providing for the issue of such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Nevada.

        Without limiting the generality of the foregoing paragraph, the authority of the Board of Directors with respect to each series of Preferred Stock shall include, without limitation, the determination of any of the following matters: (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series, (b) the rights of holders of shares of such series to receive dividends thereon and the dividend rates, the conditions and time of payment of dividends, the extent to which dividends are payable in preference to, or in any other relation to, dividends payable on any other class or series of stock, and whether such dividends shall be cumulative or noncumulative; (c) the terms and provisions governing the redemption of shares of such series, if such shares are to be redeemable; (d) the terms and provisions governing the operation of retirement or sinking funds, if any; (e) the voting power of such series, whether full, limited or none; (f) the rights of holders of shares of such series upon the liquidation, dissolution or winding up of, or upon distribution of the assets of, the Corporation; (g) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, any other class of stock, or of any series thereof, and the prices or rates for such conversions or exchanges, and any adjustments thereto; and (h) any other preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

        The shares of each series of Preferred Stock may vary from the shares of any other series of Preferred Stock as to any of such matters.

        C. Issuance of Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration and, in the case of the Preferred Stock, in one or more series, as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required herein or by law.

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        The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 5,085,000 that said changes and amendments have been consented and approved by a majority vote of the stockholders of each class of stock outstanding and entitled to vote thereon.

                                               /s/ ILLEGIBLE
                                          ----------------------------------
                                          President

                                               /s/ ILLEGIBLE
                                          ----------------------------------
                                          Secretary

Province of British Columbia )
City of Port Coquitlam       )

        On May 18, 2001, personally appeared before me, a Notary Public, Robert Knight who acknowledged that they executed the above instrument on behalf of said Corporation.

                                          /s/ CHRISTOPHER WORSNUP
                                          -------------------------------------
                                          Notary Public
                                          [NOTARY PUBLIC STAMP]

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